Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:
Jon S. Bennett
Senior Vice President,
Chief Financial Officer and Treasurer
THE MAJESTIC STAR CASINO, LLC
(702) 388-2400

THE MAJESTIC STAR CASINO, LLC ANNOUNCES
SECOND QUARTER 2008 RESULTS

August 14, 2008, Las Vegas, NV - The Majestic Star Casino, LLC today released financial results for the three and six months ended June 30, 2008. The Majestic Star Casino, LLC and its subsidiaries (collectively, the “Company”) operate two adjacent dockside gaming facilities (“Majestic Star” and “Majestic Star II” and together the “Majestic Properties”) located in Gary, Indiana, and two Fitzgeralds brand casinos located in Tunica, Mississippi (“Fitzgeralds Tunica”) and Black Hawk, Colorado (“Fitzgeralds Black Hawk”).

The following discussion should be read in conjunction with the financial information contained herein.

Consolidated Results: Three Months Ended June 30, 2008

For the three months ended June 30, 2008, consolidated net operating revenues were $85.3 million compared to $92.8 million for the three months ended June 30, 2007, a decrease of approximately $7.5 million, or 8.0%. Net revenues decreased $4.1 million at the Majestic Properties, $2.2 million at Fitzgeralds Tunica and $1.1 million at Fitzgeralds Black Hawk. Our consolidated net revenues were negatively impacted by the slow down in the economy, higher gasoline prices, increased competition in our markets, a smoking ban in Colorado and other factors discussed below, all of which reduced visitations to our properties and limited the gambling budgets of our customers.

Operating income was $7.1 million, a decrease of $4.3 million, or 37.4%, compared to $11.4 million for the prior year.

The Company incurred a net loss of $8.2 million for the three months ended June 30, 2008 compared to a net loss of $3.9 million for 2007.

For the three months ended June 30, 2008, adjusted EBITDA was $15.5 million compared to $20.3 million for 2007, a decrease of approximately $4.8 million, or 23.4%. The adjusted EBITDA margin for the three months ended June 30, 2008 was 18.2% compared to 21.8% for 2007. The table at the end of this press release reconciles net income (loss) to EBITDA and adjusted EBITDA and sets forth a detailed explanation as to the usefulness and limitations of using EBITDA and adjusted EBITDA as a financial measure.

Consolidated Results: Six Months Ended June 30, 2008

For the six months ended June 30, 2008, consolidated net operating revenues were $174.3 million compared to $184.3 million for 2007, a decrease of approximately $10.0 million, or 5.4%. Net revenues decreased $7.7 million at the Majestic Properties and $2.3 million at Fitzgeralds Black Hawk. Net revenues were unchanged at Fitzgeralds Tunica. Our consolidated net revenues were negatively impacted by the slow down in the economy, higher gasoline prices, increased competition in our markets, poor weather and a smoking ban in Colorado, all of which reduced visitations to our properties and limited the gambling budgets of our customers.

Operating income was $15.0 million, a decrease of $6.8 million, or 31.2%, compared to $21.8 million for the prior year.

The Company incurred a net loss of $15.6 million for the six months ended June 30, 2008 compared to a net loss of $8.6 million for the six months ended June 30, 2007.

For the six months ended June 30, 2008, adjusted EBITDA was $31.7 million compared to $38.9 million for the six months ended June 30, 2007, a decrease of $7.2 million, or 18.4%. The adjusted EBITDA margin for the six months ended June 30, 2008 was 18.2% compared to 21.1% for 2007.

Debt outstanding at June 30, 2008 totaled $572.8 million, which includes $71.7 million drawn on our Senior Secured Credit Facility, $300.0 million of Senior Secured Notes, $200.0 million of Senior Notes and $1.2 million of capital leases and other debt. As of June 30, 2008, we had unrestricted cash and cash equivalents of $27.7 million and there was $8.3 million available under our Senior Secured Credit Facility.

Majestic Properties

We experienced softness in our revenues primarily due to the increased competition from a nearby Native American property which opened in the third quarter of 2007.  Our casino revenues were impacted the most, particularly our slot revenues, as they declined 15.3% and 14.2%, from the three months ended June 30, 2007 and the six months ended June 30, 2007, respectively.  This decline was primarily due to a decline in slot coin-in of 8.5% and 9.7% and a decrease in the slot hold percentage of 0.6 percentage points and 0.4 percentage points from the three months ended June 30, 2007 and the six months ended June 30, 2007, respectively.  Table games revenue, which includes poker revenue, increased by 9.0% from the three months ended June 30, 2007 and 5.2% from the six months ended June 30, 2007.  Our table games volume increased by 5.8% compared to the three months ended June 30, 2007, and our table games hold percentage increased by 1.1 percentage points.  For the six months ended June 30, 2008, our table games volume increased by 12.1% from the prior year; however, our table games hold percentage decreased by 0.7 percentage points.  Partly contributing to increased table games volumes during the first half of 2008 was play from higher worth customers.  Food and beverage revenues and hotel revenues both reflected decreases over the prior year.  Our decision to utilize promotional credits in place of promotional cash coupons mailed to our customers caused a decrease in promotional allowances of $3.3 million and $6.5 million, from the three months ended June 30, 2007 and the six months ended June 30, 2007, respectively, which is also reflected in the decline in slot revenues as these promotional credits, unlike promotional cash coupons, are not included in slot revenue.

Adjusted EBITDA for the Majestic Properties decreased to $12.6 million from $15.2 million for the three months ended June 30, 2007, and the adjusted EBITDA margin was 21.5% for the three months ended June 30, 2008 compared to 24.2% for the three months ended June 30, 2007, primarily due to a decrease in net revenues of 6.5% while expenses decreased 4.1%.  Adjusted EBITDA decreased to $23.8 million from $29.7 million for the six months ended June 30, 2007, and the adjusted EBITDA margin was 20.1% for the six months ended June 30, 2008 compared to 23.6% for the six months ended June 30, 2007, primarily due to a decrease in net revenues of 6.1% while expenses decreased 2.4%.

Fitzgeralds Tunica

The general economic downturn, increased competitive pressures and higher gas prices have affected our volumes at Fitzgeralds Tunica.  Additionally, in May 2008, a major competitor re-branded its gaming property, and as such, increased its marketing efforts and player reinvestment.  This property caters to a similar clientele as the Fitzgeralds Tunica.  During the three months ended June 30, 2008, our table games volumes decreased by 16.0% from the same period in the prior year, and our table games hold percentage decreased 2.7 percentage points.  During the six months ended June 30, 2008, our table games volumes decreased by 5.8% from the same period in the prior year, offset by an increase in our table games hold percentage of 2.5 percentage points.  Slot revenues decreased 7.1% from the three months ended June 30, 2007, due to a decrease in slot coin-in of 6.0% and a slight decrease in the slot hold percentage.  Slot revenues decreased 1.3% from the six months ended June 30, 2007, due to a decrease in the slot coin-in of 2.9% partially offset by an increase in the slot hold percentage of 0.1 percentage points.  The reduced gaming volumes occurred mainly as a result of fewer visits from our junket program players, especially toward the end of the three months ended June 30, 2008.  Not only have higher gas prices impacted our drive-in customers, but they have also increased the costs of bringing in players on our junket programs.  Rooms revenues increased 3.5% from the three months ended June 30, 2007 and increased 11.9% from the six months ended June 30, 2007, due to an increase in complimentary rooms offered to our casino customers and an increase in rooms available for sale resulting from a room remodel project that took rooms out of service during the first quarter of 2007.  Food and beverage revenues decreased 12.2% from the three months ended June 30, 2007 and decreased 3.6% from the six months ended June 30, 2007, due to a decrease in complimentary food and beverage offered to our casino patrons.  Promotional allowances decreased 6.1% from the three months ended June 30, 2007, resulting from a corresponding decrease in complimentaries, and increased 2.8% from the six months ended June 30, 2007, resulting from greater levels of complimentaries provided to our customers during the first quarter of 2008.

EBITDA for Fitzgeralds Tunica decreased to $3.2 million from $4.7 million for the three months ended June 30, 2007, and the EBITDA margin was 16.0% for the three months ended June 30, 2008 compared to 21.0% for the three months ended June 30, 2007, primarily due to a decrease in revenues of 9.9% while expenses decreased 2.8%.  EBITDA increased to $8.6 million from $8.2 million for the six months ended June 30, 2007, and the EBITDA margin was 20.1% for the six months ended June 30, 2008 compared to 19.2% for the six months ended June 30, 2007.

Fitzgeralds Black Hawk

The state-wide smoking ban that was enacted in Colorado on January 1, 2008 and higher fuel prices have negatively impacted our volumes at Fitzgeralds Black Hawk and the Black Hawk market overall.  We have recently completed the expansion of Fitzgeralds Black Hawk, hosting a soft-opening in June.  These factors, together with the economic slowdown generally, have impacted our casino volumes as we have seen slot volumes decline 16.1% from the three months ended June 30, 2007 and 14.7% from the six months ended June 30, 2007 and table games volumes decline 15.4% from the three months ended June 30, 2007 and 15.5% from the six months ended June 30, 2007.  In order to drive casino visitation we continue to increase our marketing and promotional efforts.

EBITDA for Fitzgeralds Black Hawk decreased to $1.1 million from $2.1 million for the three months ended June 30, 2007, and the EBITDA margin was 16.8% for the three months ended June 30, 2008 compared to 28.0% for the three months ended June 30, 2007, primarily due to a decrease in revenues of 14.8% while expenses remained unchanged.  EBITDA decreased to $2.3 million from $4.4 million for the six months ended June 30, 2007, and the EBITDA margin was 17.4% for the six months ended June 30, 2008 compared to 28.0% for the six months ended June 30, 2007, primarily due to a decrease in revenues of 14.5% while expenses decreased only slightly.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Although these statements reflect our reasonable judgment based on current information, actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to: our significant indebtedness; the availability and adequacy of our cash flow to service our debt and other liquidity needs; failure to meet the financial covenants contained in the Loan and Security Agreement; increased competition in existing markets or the opening of new gaming jurisdictions; the ability to fund capital improvements and development needs; any adverse effect of legislation prohibiting smoking; other adverse conditions, such as adverse economic conditions in the Company's markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; our limited ability to purchase slot machines resulting in a greater number of slot machine leases; our potential liability to the City of Gary, Indiana for additional economic incentive taxes; changes or developments in laws, regulations or taxes in the casino and gaming industry; union related issues; issues relating to licenses, permits or approvals; and adverse determinations of issues related to disputed taxes. The foregoing and other risks and uncertainties are discussed in the Company's reports filed by or furnished to the Securities and Exchange Commission (“SEC”) including its most recent Annual Report on Form 10-K.  Given these uncertainties, you should not place undue reliance on any such forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even though our situation may change in the future.  All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with or furnished to the SEC.

Additional Information; Earnings Conference Call

Inquiries for additional information should be directed to Jon S. Bennett, Senior Vice President, Chief Financial Officer and Treasurer, at (702) 388-2400.

The Company will hold a conference call to discuss its second quarter and year-to-date earnings results at 10:00 AM Pacific Time (1:00 PM Eastern Time) on Friday, August 15, 2008.  The call can be accessed by calling (888) 299-4099and providing the verbal pass code, Majestic Star.  Until August 22, 2008, a complete replay of the conference call can be accessed by dialing (800) 355-2355, pass code 86252#.

Condensed Consolidated Statements of Operations, Operating Results by Entity and Reconciliations of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

Condensed Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

OPERATING REVENUES:
Casino	$85,850,488	$96,137,813	$175,202,784	$191,268,373
Rooms	3,012,893	3,049,522	6,001,624	5,594,467
Food and beverage	5,838,436	6,911,077	12,295,469	12,786,332
Other	1,980,430	2,018,884	4,020,439	3,901,360
Gross revenues	96,682,247	108,117,296	197,520,316	213,550,532
Less promotional allowances	11,333,371	15,359,054	23,177,970	29,278,417
Net operating revenues	85,348,876	92,758,242	174,342,346	184,272,115

OPERATING COSTS AND EXPENSES:
Casino	23,405,648	23,156,182	48,303,180	46,814,819
Rooms	599,720	752,652	1,179,734	1,557,836
Food and beverage	2,169,739	2,699,585	4,266,416	5,370,194
Other	355,941	480,076	798,863	983,197
Gaming taxes	20,653,548	22,158,447	41,667,879	44,466,391
Advertising and promotion	5,401,355	5,848,645	11,087,294	11,158,301
General and administrative	13,991,867	13,943,275	28,735,898	28,149,185
Corporate expense	1,398,020	1,748,592	3,033,739	3,471,794
Economic incentive tax - City of Gary	1,765,797	1,712,176	3,518,751	3,465,765
Depreciation and amortization	8,381,888	8,031,727	16,666,547	16,201,379
Loss on disposal of assets	83,757	820,288	70,479	808,563
Total operating costs and expenses	78,207,280	81,351,645	159,328,780	162,447,424

Operating income	7,141,596	11,406,597	15,013,566	21,824,691

OTHER (EXPENSE) INCOME:
Interest income	64,915	161,869	174,639	374,046
Interest expense	(13,420,520)	(13,718,247)	(26,854,237)	(27,296,937)
Interest expense - debt pushed down
from Masjestic Holdco	(1,976,883)	(1,762,465)	(3,865,132)	(3,446,879)
Other non-operating expense	(6,447)	(15,701)	(21,598)	(50,366)
Total other expense	(15,338,935)	(15,334,544)	(30,566,328)	(30,420,136)

Net loss	$(8,197,339)	$(3,927,947)	$(15,552,762)	$(8,595,445)

Operating Results by Entity
(Unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
( $ in thousands)	2008	2007	2008	2007

Casino revenues
Majestic Properties	$58,743	$65,802	$118,056	$132,270
Fitzgeralds Tunica	19,672	21,912	42,010	42,018
Fitzgeralds Black Hawk	7,435	8,424	15,137	16,980
Total	$85,850	$96,138	$175,203	$191,268

Net revenues
Majestic Properties	$58,648	$62,717	$118,086	$125,761
Fitzgeralds Tunica	20,197	22,406	42,924	42,926
Fitzgeralds Black Hawk	6,504	7,635	13,332	15,585
Total	$85,349	$92,758	$174,342	$184,272

Operating income (loss)
Majestic Properties	$7,824	$9,657	$14,227	$19,367
Fitzgeralds Tunica	394	2,024	2,912	2,875
Fitzgeralds Black Hawk	376	1,505	1,021	3,115
Corporate	(1,452)	(1,779)	(3,146)	(3,532)
Total	$7,142	$11,407	$15,014	$21,825

Net income (loss)
Majestic Properties	$7,846	$9,776	$14,309	$19,666
Fitzgeralds Tunica	398	2,040	2,926	2,904
Fitzgeralds Black Hawk	372	1,515	1,021	3,128
Corporate	(16,813)	(17,259)	(33,809)	(34,293)
Total	$(8,197)	$(3,928)	$(15,553)	$(8,595)

EBITDA
Majestic Properties	$12,594	$14,340	$23,766	$28,900
Fitzgeralds Tunica	3,237	4,713	8,628	8,234
Fitzgeralds Black Hawk	1,090	2,134	2,320	4,364
Corporate	(1,398)	(1,749)	(3,034)	(3,472)
Total	$15,523	$19,438	$31,680	$38,026

Adjusted EBITDA
Majestic Properties	$12,594	$15,160	$23,766	$29,720
Fitzgeralds Tunica	3,237	4,713	8,628	8,234
Fitzgeralds Black Hawk	1,090	2,134	2,320	4,364
Corporate	(1,398)	(1,749)	(3,034)	(3,472)
Total	$15,523	$20,258	$31,680	$38,846

Operating margin
Majestic Properties	13.3%	15.4%	12.0%	15.4%
Fitzgeralds Tunica	2.0%	9.0%	6.8%	6.7%
Fitzgeralds Black Hawk	5.8%	19.7%	7.7%	20.0%
Total	8.4%	12.3%	8.6%	11.8%

EBITDA margin
Majestic Properties	21.5%	22.9%	20.1%	23.0%
Fitzgeralds Tunica	16.0%	21.0%	20.1%	19.2%
Fitzgeralds Black Hawk	16.8%	28.0%	17.4%	28.0%
Total	18.2%	21.0%	18.2%	20.6%

Adjusted EBITDA margin
Majestic Properties	21.5%	24.2%	20.1%	23.6%
Fitzgeralds Tunica	16.0%	21.0%	20.1%	19.2%
Fitzgeralds Black Hawk	16.8%	28.0%	17.4%	28.0%
Total	18.2%	21.8%	18.2%	21.1%

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total (Unaudited)

EBITDA (and adjusted EBITDA) is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management defines EBITDA as earnings before interest, taxes, depreciation, amortization and non-usage fees on the $80.0 million credit facility.  Adjusted EBITDA is defined as EBITDA adjusted for the write-down and loss on disposal of slot machines. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long-lived hotel and casino projects because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation and financing costs of such projects. Additionally, management believes that some investors and lenders consider EBITDA and adjusted EBITDA to be useful measures in determining the Company’s ability to service or incur debt and for estimating the Company’s underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs. The Loan and Security Agreement (“Agreement”) governing the Company’s $80.0  million credit facility, as amended, requires that the Company maintain certain minimum EBITDA levels as defined in the Agreement, as amended. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company’s operating performance, as an alternative to operating income, as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA.  Reconciliations of net income (loss) to EBITDA and adjusted EBITDA are presented below:

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
(in thousands)	2008	2007	2008	2007

Majestic Properties
Net income	$7,846	$9,776	$14,309	$19,666
Interest income	(29)	(120)	(89)	(303)
Interest expense	7	2	8	4
Depreciation and amortization	4,770	4,682	9,538	9,533
EBITDA	12,594	14,340	23,766	28,900
Loss on disposal of slot machines	-	820	-	820
Adjusted EBITDA	$12,594	$15,160	$23,766	$29,720

Fitzgeralds Tunica
Net income	$398	$2,040	$2,926	$2,904
Interest income	(4)	(16)	(13)	(28)
Depreciation and amortization	2,843	2,689	5,715	5,358
EBITDA	$3,237	$4,713	$8,628	$8,234

Fitzgeralds Black Hawk
Net income	$372	$1,515	$1,021	$3,128
Interest income	(1)	(11)	(4)	(13)
Interest expense	4	-	4	-
Depreciation and amortization	715	630	1,299	1,249
EBITDA	$1,090	$2,134	$2,320	$4,364

Corporate
Net loss	$(16,813)	$(17,259)	$(33,809)	$(34,293)
Interest income	(31)	(14)	(68)	(29)
Interest expense	15,386	15,479	30,707	30,740
Depreciation and amortization	54	30	114	60
Other non-operating expense	6	15	22	50
EBITDA	$(1,398)	$(1,749)	$(3,034)	$(3,472)

Consolidated
Net loss	$(8,197)	$(3,928)	$(15,553)	$(8,595)
Interest income	(65)	(161)	(174)	(373)
Interest expense	15,397	15,481	30,719	30,744
Depreciation and amortization	8,382	8,031	16,666	16,200
Other non-operating expenses	6	15	22	50
EBITDA	15,523	19,438	31,680	38,026
Loss on disposal of slot machines	-	820	-	820
Adjusted EBITDA	$15,523	$20,258	$31,680	$38,846